UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2012

1-12340

(Commission File Number)

GREEN MOUNTAIN COFFEE ROASTERS, INC.

(Exact name of registrant as specified in its charter)

Delaware	03-0339228
(Jurisdiction of Incorporation)	(IRS Employer Identification Number)

33 Coffee Lane, Waterbury, Vermont 05676

(Address of registrant’s principal executive office)

(802) 244-5621

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)                                  Appointment of a New Director

On December 12, 2012, the Board of Directors of Green Mountain Coffee Roasters, Inc. (the “Company”) increased the number of directors of the Company from nine to ten and appointed A.D. David Mackay to serve as a director of the Company.  Effective immediately Mr. Mackay became be a Class III Director with a term that expires at the Company’s 2014 Annual Meeting where he will stand for election by stockholders. A copy of the press release containing the announcement of Mr. Mackay’s appointment is attached as Exhibit 99.1.

Mr. Mackay will participate in the standard compensation plan for non-employee directors, including a pro-rata portion of the Director’s annual retainer and equity grant of options and restricted stock units, as described in the Company’s proxy statement filed with the Securities and Exchange Commission. There is no arrangement or understanding pursuant to which Mr. Mackay was elected as a director, and there are no related party transactions between the Company and Mr. Mackay that would require disclosure under Item 404(a) of Regulation S-K.

(b) Departure of Named Executive Officers

Green Mountain Coffee Roasters, Inc. (the “Company”) and Howard Malovany have agreed that he will step down as Chief Legal Officer, Corporate General Counsel and Secretary effective March 31, 2013.  The Company and Mr. Malovany entered into a letter agreement (the “Transition Agreement”) on December 13, 2013, which governs the terms of his transition, with the following material provisions:

•                  Mr. Malovany will terminate employment on March 31, 2013.  Until then, he will continue to be paid at his current rate of salary.  He will terminate his position as Chief Legal Officer, Corporate General Counsel and Secretary on that date or, if earlier, the date of employment of his successor general counsel.

•                  Effective April 1, 2013 through March 31, 2014, Mr. Malovany will receive salary continuation payments in accordance with the Company’s normal payroll practices.

•                  Mr. Malovany will be entitled to participate in Company employee benefit plans through March 31, 2013.  He will also be entitled to a pro rata portion of his fiscal year 2013 short term incentive, based on his service as an employee in the 2013 fiscal year, based on actual performance, payable at the time other executives are paid their 2013 short term incentives.  When his employment terminates, he will also be entitled to payment of accrued but unused vacation time, and (if he elects COBRA continuation coverage) to a payment for up to 12 months equal to the Company’s contribution toward medical and dental coverage for active employees.

•                  Mr. Malovany will no longer be a participant in the Company’s Change in Control Severance Benefit Plan (“CIC Plan”); however, he will continue to vest in his equity awards throughout his employment, and the option granted him in 2009 will remain exercisable for one year after his termination of employment on March 31, 2013.  In the event of a change in control (as defined in the CIC Plan and section 409A of the Internal Revenue Code) Mr. Malovany’s equity awards will be treated the same as equity awards of persons who do participate in the CIC plan.  In addition, upon a change in control of the Company (as defined in the CIC Plan and section 409A of the Internal Revenue Code) (a) Mr. Malovany’s service will automatically terminate, if not previously terminated, (b) payment of any continued monthly payments he is receiving or entitled to receive will be accelerated, and (c) he will be entitled to a pro rata target 2013 annual bonus in lieu of a pro rata bonus based on actual performance.  If the change in control occurs after his termination date and before the end of the Company’s 2013 fiscal year, Mr. Malovany’s pro rata bonus will be determined in the same manner as bonuses for active employees under the change in control transaction documents.

•                  If Mr. Malovany should die prior to the end of the 2013 fiscal year, his 2013 fiscal year bonus will be pro-rated based on the target amount, and any continued monthly payments he is receiving or entitled to receive will be accelerated.  No salary continuation payments will be made in the event of his death prior to his termination of service.

•                  Mr. Malovany will be bound by a confidentiality covenant and a 12-month non-compete and non-solicitation obligation following termination of his service.  A mutual non-disparagement covenant also applies.

•                  The Transition Agreement provides for a standard waiver and release of claims by Mr. Malovany at the time the Transition Agreement is entered and a supplemental waiver and release of claims when his employment terminates

This summary is qualified in its entirety by the terms of the Transition Agreement.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1                        Press Release dated December 18, 2012 regarding Appointment of David Mackay to Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREEN MOUNTAIN COFFEE ROASTERS, INC.

/s/ Brian P. Kelley

Brian P. Kelley

President and Chief Executive Officer

Date: December 18, 2012

Index to Exhibits

Exhibit No.	Description

99.1	Press Release dated December 18, 2012 regarding Appointment of David Mackay to Board of Directors.